Exhibit 99.1

FOR IMMEDIATE RELEASE:

China Sun Group High-Tech Co. Reports Record Financial Results for the Fiscal Year 2008
--Annual Revenue Increases 206% to $25.3 Million; Net Income Increases 1031% to $6.74 Million--

LIAONING PROVINCE, CHINA: August 22, 2008 -- China Sun Group High-Tech Co. (OTC BB:CSGH.OB - News) ("China Sun Group"), which through its wholly-owned subsidiary Dalian Xinyang  High-Tech Development Co. Ltd ("DLX") has the second largest cobalt series production capacity in the People's Republic of China (PRC), today announced its record-breaking financial results for the fiscal year ended May 30, 2008.  Full details are available on its Annual Report on Form 10-K filed at http://www.sec.gov.

Revenue for the fiscal year ended May 31, 2008 totaled $25,294,221, an increase of 206%, compared to $8,275,066 for the fiscal year ended May 31, 2007. This increase resulted from new sources of sales channels and sales to new customers. Net income for the fiscal year ended May 31, 2008 was $6,740,126, an increase of 1,031%, as compared to $595,996 for the fiscal year ended May 31, 2007. Basic and diluted earnings per share were $0.13 on 53,422,971 common shares outstanding in fiscal 2008 compared to $0.01 per share on 43,422,971 common shares outstanding in the fiscal year 2007.

Bin Wang, Chief Executive Officer of China Sun Group, said, "Fiscal 2008 has been a monumental year of growth. We are pleased to report a 206% increase in revenue year-over-year, surpassing our initial prediction of  100%. In June 2008, DLX became a wholly-owned subsidiary of China Sun Group. Going forward, we shall be attributing 100% of DLX’s profits and revenue to China Sun Group.”

“OEM manufacturers relocating or opening new facilities in the PRC indicate a healthy and rapidly emerging economy, and potentially, greater demand for our products. For example, Japan’s Diacelltec, Sanyo, Sony and Panasonic companies have relocated their production bases and Korea’s LG, Samsung and SK companies have also opened procurement centers in the PRC. We are poised to benefit from this trend and anticipate increasing our sales domestically. Further, our initial outreach to certain potential international customers has indicated strong interest in our products.  Our agency agreement with Korea’s Project Development & Consultation Co., Ltd. to market our products to South Korean companies is also expected to contribute to our growing international sales.  We plan to align ourselves with industry experts to co-develop and launch the next generation battery components.  We believe the confluence of these factors will create substantial new market opportunities to improve our sales and continue our earnings momentum through the new fiscal year,” enthused Mr. Wang.

About China Sun Group

China Sun Group High-Tech Co., ("China Sun Group") produces anode materials used in lithium ion batteries. Through its wholly-owned operating subsidiary, Dalian  Xinyang  High-Tech Development Co. Ltd ("DLX"), the Company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in the People's Republic of China. Through its research and development division, DLX owns a proprietary series of nanometer technologies that supply state-of-the-art components for advanced lithium ion batteries. Leveraging its state-of-the-art technology, high-quality product line and scalable production capacity, the Company plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries. For more information, visit http://www.china-sun.cn/English/Aboutus.asp.

Safe Harbor Statement

The statements contained herein that are not historical facts are considered "forward-looking statements." Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the potential growth of the markets are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

Contact:

     China Sun Group
     Thomas Yang
     Assistant to the President
     Tel: 917-432-9350 (U.S.) or
     86 411 8289-7752 (China)
     Fax: 86 411 8289-2739
     e-mail: yang_xianfu@yahoo.com.cn